Contact: Jennifer Cook Williams

Associate Director

Corporate Communications

650-425-4542

CELL GENESYS RECEIVES $15 MILLION FROM TKT FOR

REMAINDER OF LICENSE FEE IN GENE ACTIVATION LICENSE AGREEMENT

FOSTER CITY, CA, January 22, 2003 - Cell Genesys, Inc. (Nasdaq: CEGE) today announced that it has received $15 million in cash from Transkaryotic Therapies, Inc. (Nasdaq: TKTX) - a payment that was originally expected to be received in the form of TKT common stock. In June 2002, Cell Genesys announced the completion of a worldwide licensing agreement under which Cell Genesys exclusively licensed to TKT intellectual property relating to its gene activation technology for certain therapeutic proteins. In exchange, Cell Genesys received an up-front license fee of $26 million, which was to have been comprised of $11 million in cash and $15 million in shares of TKT common stock, with the number of shares to be determined upon the effective date of a registration statement filed with the SEC covering the resale of the shares. Since a registration statement has not yet been declared effective, the companies mutually agreed to an amendment to the original license agreement substituting a cash payment of $15 million in lieu of the TKT stock.

Under the gene activation license agreement, Cell Genesys could receive additional payments up to an aggregate amount of $17 million upon the completion of certain patent-related milestones. Up to 15 proteins are included in the agreement for a variety of disorders including Fabry disease and Gaucher disease. No royalty payments will be made by TKT to Cell Genesys.

Early in Cell Genesys' history, the company developed an approach to the production of therapeutic proteins which it referred to as "gene activation." Beginning in 1994, Cell Genesys has signed licensing agreements with companies using this technology to produce therapeutic protein products, an area not being pursued by Cell Genesys. These agreements, including the TKT license agreement, have brought in more than $50 million to date.

Cell Genesys is focused on the development and commercialization of innovative therapeutic products for cancer based on gene therapy technologies. The company is pursuing three cancer product platforms - GVAX® cancer vaccines, oncolytic virus therapies and in vivo cancer gene therapies. Clinical trials of GVAX® vaccines are under way in prostate cancer, lung cancer, pancreatic cancer, leukemia and myeloma. Clinical programs of oncolytic virus therapies include CG7870 for prostate cancer. Preclinical studies are in progress for other oncolytic virus therapies and gene therapies for multiple types of cancer. Cell Genesys' majority-owned subsidiary, Ceregene, Inc., is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold approximately 8.7 million shares of common stock in its former subsidiary, Abgenix, Inc., an antibody products company. Cell Genesys is headquartered in Foster City, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company's website at www.cellgenesys.com.

Statements made herein about Cell Genesys and its subsidiaries, other than statements of historical fact, including statements about the progress and reports of clinical trials and progress and reports of preclinical programs, marketability and success of potential products and nature of product pipelines, licensing agreements and intellectual property are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of research and development programs, the success and results of clinical trials, the regulatory approval process, competitive technologies and products, patents and additional financings. For information about these and other risks which may affect Cell Genesys, please see the company's Annual Report on Form 10-K dated April 1, 2002 as well as Cell Genesys' reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission.

###

[1/22/03]